Exact Sciences Corporation
Executive Officer Perquisite Policy

This Exact Sciences Corporation (the “Company”) Perquisite Policy (the “Policy”), effective December 13, 2024, sets forth the Company’s perquisite policy for Executive Officers. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Company’s Incentive-Based Compensation Recovery Policy, as may be amended from time to time.

Except as otherwise determined by the Committee, the following perquisites shall be made available to Executive Officers:

•Matching contributions under the Company’s 401(k) plan on the same percentage basis as applicable to participants therein generally;

•Supplemental disability insurance premiums not to exceed $25,000 per fiscal year per Executive Officer;

•Expenses incurred in connection with executive medical benefits not to exceed $25,000 per fiscal year per Executive Officer;

•Home security expenses not to exceed $49,000 per fiscal year for the Company’s CEO and $24,500 per fiscal year for each non-CEO Executive Officer;

•Benefits under the Company’s Executive Leadership Team Travel and Expense Policy and Chartered Aircraft Use Policy to the extent such benefits constitute perquisites;

•Personal travel expenses for the Company’s Chief Executive Officer (“CEO”) not to exceed $200,000 per fiscal year, provided that the CEO shall not be grossed up for any income taxes attributable to such travel expenses; and

•For each non-CEO Executive Officer, travel expenses for guests to accompany such Executive Officer for Company-approved travel such Executive Officer engages in for Company business, provided that such guest’s or guests’ attendance is customary (as determined by the Company in its sole discretion), not to exceed $7,500 per fiscal year.

With respect to reimbursements or in-kind benefits provided under this Policy or under any other Company arrangement: (a) the Company will not provide for cash in lieu of a right to reimbursement or in-kind benefits to which the Executive Officer has a right under this Policy or under any other Company arrangement, (b) any reimbursement of provision of in-kind benefits made during the Executive Officer’s lifetime (or such shorter period prescribed by a specific provision of this Policy or of any other Company arrangement) shall be made not later than December 31st of the year following the year in which the Executive Officer incurs the expense, and (c) in no event will the amount of expenses so reimbursed, or in-kind benefits provided, by the Company in one year affect the amount of expenses eligible for reimbursement or in-kind benefits to be provided, in any other taxable year. Each payment, reimbursement or in-kind benefit made pursuant to the provisions of this Policy or of any other Company arrangement shall be regarded as a separate payment and not one of a series of payments for purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). It is intended that any amounts payable under this Policy, any Employee Plan or any other Company arrangement, and any exercise of the Company’s and the Executive Officer’s authority or discretion hereunder, shall comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject the Executive Officer to the payment of the additional tax, interest and any tax penalty which may be imposed under Code Section 409A.

The Committee has the authority to amend or terminate this Policy at any time.
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